SEVERANCE PAY AGREEMENT





     THIS SEVERANCE PAY AGREEMENT (the "Agreement"), dated as of May 13, 1993, is by and between Fairfield Communities, Inc., a Delaware corporation (the "Company"), and _______________ (the "Executive").

                                 WITNESSETH:

     WHEREAS, Executive is ______________ of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company; and

     WHEREAS, the Company desires to provide certain termination benefits for Executive, in order to provide additional inducement for Executive to continue to remain in the ongoing employ of the Company; and

     WHEREAS, in consideration for the services rendered by Executive, the Company currently pays Executive, in accordance with the Company's standard payroll practices for executives, base compensation of ____________________ Dollars ($_______) per annum, which amount may change from time to time, as determined by the Board of Directors of the Company (the "Salary");

     NOW, THEREFORE, the Company and Executive agree as follows:

     1. Term. The term of this Agreement shall be the period commencing as of the date hereof and continuing through August 31, 1995 (the "Term"); provided, however, that at the end of such initial term and each anniversary date thereafter, the Term will automatically be extended for an additional year unless, not later than nine months prior to the end of such initial term or any such anniversary date, as the case may be, the Company or Executive shall have given notice that it or Executive, as the case may be, does not wish to have the Term extended.

     2. Termination for Cause.

     (a) In the event that Executive shall be discharged for "Cause" as provided in Section 2(b), the Company shall have no obligation to pay Executive termination compensation under Section 4.

     (b) For the purposes of this Agreement, "Cause" shall mean that, prior to any termination pursuant to Section 2(a) hereof, Executive shall have committed:

     (i) an intentional act or acts of fraud, embezzlement or theft constituting a felony and resulting or intended to result directly or indirectly in gain or personal enrichment for Executive at the expense of the Company; or

     (ii) the continued, repeated, intentional and willful refusal to perform the duties associated with Executive's position with the Company, which is not cured within 15 days following written notice to Executive.

For purposes of this Agreement, no act or failure to act on the part of Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

     Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors of the Company then in office at a meeting of the Board called and held for such purpose, after reasonable notice to Executive and an opportunity for Executive, together with his counsel (if Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of Executive or his beneficiaries to contest the validity or propriety of any such determination.

     3. Termination Without Cause. Either the Company or Executive may terminate Executive's employment without Cause, but only upon delivery to the other party of a written notice of termination specifying a termination date at least 30 days, but not more than 60 days, after the date of delivery of such notice. Executive may elect to terminate his employment under this
Section 3 at any time prior to receiving the Board resolution described in
Section 2(b) notwithstanding that the Company claims a right to terminate Executive under Section 2(a) and such election by Executive shall be binding on both parties.

     4. Termination Compensation.

     (a) If, during the Term, Executive's employment is terminated (i) for any reason other than (A) pursuant to Section 2(a), (B) by reason of death,
(C) by reason of "Disability" or (D) by notice by Executive pursuant to
Section 3 hereof or (ii) by Executive due to "Constructive Discharge", then Executive shall receive termination pay in an amount equal to the product of
(A) the "Severance Pay Multiplier" (as defined below) and (B) the highest annualized rate of Executive's Salary during the term of this Agreement prior to the date of termination, payable in cash within five business days of the date of termination. The term "Severance Pay Multiplier" shall be
(A) 1.000, if the Executive's date of termination occurs on or before May 29, 1993, (B) 1.167, if the Executive's date of termination occurs from May 30, 1993 through June 28, 1993, (C) 1.333, if the Executive's date of termination occurs from the June 29, 1993 through July 28, 1993, and (D) 1.5, if the Executive's date of termination occurs at any time from and after July 29, 1993.

     (b) For purposes of this Agreement, "Constructive Discharge" shall mean:

     (i)  any reduction in Salary;

     (ii) a material reduction in Executive's job function, duties or responsibilities, or a similar change in Executive's reporting relationships; or

     (iii) a required relocation of Executive of more than 35 miles from Executive's current job location;

provided, however, that the term "Constructive Discharge" shall not include a specific event described in the preceding clause (i), (ii) or (iii) unless Executive actually terminates his employment with the Company within 60 days after the occurrence of such event.

     (c) The amount of compensation payable pursuant to this Section 4 is not subject to any deduction (except for withholding taxes), reduction, offset or counterclaim, and the Company may not give advance notice of termination in lieu of the payment provided for in this Section 4.

     (d) For purposes of this Agreement, "Disability" shall mean an illness or accident which prevents Executive, for a continuous period lasting six months, from performing the material job duties normally associated with his position.

     (e) Notwithstanding anything to the contrary contained in this Agreement, if Executive is a "disqualified individual" (as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision thereto) and if any portion of the payments hereunder would be an "excess parachute payment" (as that term is defined in Section 280G of the Code or any successor provision thereto) but for the application of this sentence, then the amount of such payment otherwise payable to Executive under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of such payment, as so reduced, constitutes an excess parachute payment, provided, that, any separate compensation arrangements extended to Executive by the Company which involve non-cash compensation shall be reduced first in priority before any reduction in payment hereunder. The Company shall bear responsibility for performing the necessary calculations under this section and shall indemnify Executive, on a grossed-up, after tax (federal, state and local) basis, for any error or omission on the part of the Company which results in additional tax liability to Executive, within five calendar days following determination of the amount of indemnity owed to Executive.

     5. Other Benefits. Except as expressly provided herein, this Agreement shall not be deemed to limit or affect the right of Executive to receive other forms of additional compensation or to participate in any insurance, retirement, disability, profit-sharing, stock purchase, stock option, stock appreciation rights, cash or stock bonus or other plan or arrangement or in any other benefits now or hereafter provided by the Company or any of the Company's affiliated companies for its employees or be deemed to be a waiver by Executive of any vested rights which Executive may have or may hereafter acquire under any employee benefit plan or arrangement of the Company or any of the Company's affiliated companies.

     6. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible (a) for Executive to find reasonably comparable employment following the date of termination and (b) to measure the amount of damages which Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the termination compensation by the Company to Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable and will be liquidated damages, and Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise.

     7. Confidentiality.

     (a) Recognizing that the knowledge and information about the business methods, systems, plans and policies of the Company and of its affiliated companies which Executive has heretofore and shall hereafter receive, obtain or establish as an employee of the Company or its affiliated companies are valuable and unique assets of the Company and its affiliated companies, Executive agrees that he shall not (otherwise than pursuant to the performance of his duties as an officer of the Company) disclose, without the written consent of the Company, any confidential knowledge or information pertaining to the Company or its affiliated companies, or their business, personnel or plans, to any person, firm, corporation or other entity, which would result in any material harm or damage to the Company, its business or prospects, for any reason or purpose whatsoever, unless required by law or legal process. In the event Executive is required by law or legal process to provide documents or disclose information, he shall take all reasonable steps to maintain confidentiality of documents and information including notifying the Company and giving it an opportunity to seek a protective order, at its sole cost and expense.

     (b) The provisions of this Section 7 shall survive the expiration or termination of this Agreement, without regard to the reason therefor, for a period of two years from the earlier of (i) expiration of the Term or (ii) termination of Executive's employment with the Company.

     8. Legal Fees and Expenses. It is the intent of the Company that Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable or in any way reduce the possibility of collecting the amounts due hereunder, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive any payments or benefits provided hereunder, the Company irrevocably authorizes Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by Executive in connection with any of the foregoing, except only in the event of litigation where the Company fully and finally prevails on all causes of action.

     9. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

     10. Successors and Binding Agreement.

     (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

     (b) This Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

     (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 10(a) and 10(b) hereof and with respect to the Company's obligation to pay legal fees and expenses under Section 8.
Without limiting the generality or effect of the foregoing, Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 10(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated, except with respect to legal fees and expenses, as and to the extent provided in
Section 8 hereof.

     11. Notices. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS or Purolator, addressed to the Company (to the attention of the President and Chief Executive Officer of the Company, with a copy to the Secretary) at its principal executive office and to Executive at his principal residence, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     12. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Arkansas, without giving effect to the principles of conflict of laws of such State.

     13. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

     14. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are references to Sections of this Agreement.

     15. Survival of Certain Provisions. Notwithstanding anything herein to the contrary, the obligations of the Company under Sections 4 and 8 of this Agreement, to the extent applicable, shall remain operative and in full force and effect regardless of the expiration, for any reason, of the Term.

     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

     17. Warranty. Executive warrants and represents that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing employment in his current positions with the Company and its subsidiaries.

     18. Board Approval. By executing this Agreement, the Company acknowledges that the Compensation Committee of the Board of Directors of the Company, with the concurrence of the Board of Directors of the Company, has authorized and approved the granting of the severance pay protection afforded to Executive under the terms of this Agreement.

     19. Prior Agreements. This Agreement shall in all respects supersede all previous agreements providing severance pay benefits, whether written or oral, between Executive and the Company, including a change in control severance letter agreement dated January 31, 1990 and the benefits afforded Executive under the Separation Plan approved by the bankruptcy court in the Company's Chapter 11 reorganization proceeding.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                              FAIRFIELD COMMUNITIES, INC.


                              By: __________________________
                                  J. W. McConnell, President



                                 ___________________________
                                 _____________, Individually